Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 10, 2008 accompanying the consolidated financial statements of New York Health Care, Inc. and Subsidiaries included in the Annual Report of New York Health Care, Inc. on Form 10-K for the years ended December 31, 2007 and 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of New York Health Care, Inc. on Form S-3/a (File No. 333-108761), and S-8 filed on September 11, 2003.

/s/
Holtz Rubenstein Reminick LLP

New York, New York April 14, 2008